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                                                       EXHIBIT 3.2

                               COGNOVIT PROMISSORY NOTE


$600,000.00                                                  December 31, 1998

     FOR VALUE RECEIVED, ROBERT BARONE (hereinafter referred to as "Maker"), promises to pay to the order of RESOURCE MANAGEMENT, INC. D/B/A/ MAXUS INVESTMENT GROUP the principal amount of Six Hundred Thousand and 00/100 Dollars ($600,000) with interest on the unpaid principal balance from the date hereof at the rate of nine percent (9%)per annum. This Note will be payable on demand; provided, however, that until such demand is made, the interest on this Note will be payable in annual installments of accrued interest.

     All installments shall be applied first to payment of accrued interest and second to payment of principal. Principal and interest may be prepaid, in whole or in part, at any time without penalty.

     To secure the payment of this Note, Maker has entered into a pledge agreement of even date with respect to certain collateral. Default under the terms of that pledge agreement shall constitute a default under the terms of this Note.

     In case of default in the payment of any installment of interest or principal or other default under the terms of this Note, holder may, at its option and without notice, declare the entire principal and accrued interest of this Note immediately due and payable and may proceed to enforce the collection thereof.

     The undersigned shall pay all court costs incurred in the collection of this Note.

     No extension of this Note, no release of any collateral given for security of this Note or any guaranty of this Note, no release of any person primarily or secondarily liable on this Note, and no delay in the enforcement of the payment of this Note or any guaranty of this Note shall affect the liability of Maker or any endorser of this Note.

     Presentment for payment, notice of dishonor, protest of dishonor, and notice of protest are expressly waived by all parties liable hereunder, their heirs, legal representatives, successors and assigns.

     This Note shall be governed by and construed in accordance with the laws of the State of Ohio.

     Maker agrees that any suit to enforce this Note or to obtain any remedy with respect to this Note shall be brought in the United States District Court for the Northern District of Ohio or in the Common Pleas Court of Cuyahoga County, Ohio, and for such purposes, Maker expressly and irrevocably consents to the exclusive jurisdiction and venue of such courts. Maker consents to personal jurisdiction within Cuyahoga County, Ohio in connection with any such proceeding.

     In the event that any provision or clause of this Note is found to be void or unenforceable to any extent and for any reason, all remaining provisions of this Note shall remain in full force and effect to the maximum extent permitted and this Note shall be enforceable as if such void or unenforceable provision had never been made a part hereof. To this end, the provisions of this Note are declared to be severable.

     Any attorney-at-law may appear at any time after the debt hereby evidenced becomes due, whether by acceleration or otherwise, in any court of record of the State of Ohio or any other State in the United States, and waive

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the issuing and service of process and confess judgment in favor of the legal holder hereof against Maker for the amount of principal and interest then appearing due upon this Note, together with the costs of suit, and thereupon release all errors and waive all right of appeal.

     Maker acknowledges that this Note does not arise out of a consumer loan or transaction.

     WARNING:

     BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME, A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR, WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.


                                        /s/ Robert Barone
                                        -----------------------------
                                             Robert Barone

                                                "Maker"

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                                STOCK PLEDGE AGREEMENT


     THIS STOCK PLEDGE AGREEMENT ("Agreement") is made and entered into as of December 31, 1998 by and among ROBERT BARONE and DIANE BARONE ("Pledgor") and RESOURCE MANAGEMENT, INC. D/B/A/ MAXUS INVESTMENT GROUP ("Pledgee").


                                      RECITALS:

     Pledgor has borrowed Six Hundred Thousand Dollars ($600,000) from Pledgee, the repayment of which is evidenced by a cognovit promissory note of even date (the "Note"). Pledgee desires to retain a secured interest in the Class A common shares of Pledgee owned by Pledgor as security for repayment of the Note.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and promises made in this Agreement and for other valuable consideration (the receipt and sufficiency of which Pledgor hereby acknowledges), the parties agree as follows:

     SECTION 1 - PLEDGE OF STOCK. Pledgor hereby absolutely and unconditionally assigns, transfers, sets over, pledges and grants a security interest to Pledgee in Pledgor's thirty-seven thousand five hundred (37,500) Class A common shares of Pledgee owned by Pledgor (the "Shares"), together with all dividends (except to the extent paid under Section 7), income and issues therefrom, rights of preemption and all other rights attached or inuring to the Shares (which Shares and all such dividends, income, issues and rights are herein collectively referred to as the "Pledged Stock").

     SECTION 2 - COLLATERAL SECURITY. The Pledged Stock is hereby pledged and assigned to Pledgee as collateral security for: (a) the performance of Pledgor's obligations under the Note: and (b) any other obligations now or hereafter incurred or created under, arising out of or in connection with this Agreement or the Note, together with any and all expenses which may be incurred by Pledgee in collecting any or all of the obligations or enforcing any right under this Agreement.

     SECTION 3 - SECURED PARTY STATUS. Pledgor acknowledges that Pledgor's covenants, pledges and assignments under this Agreement constitute Pledgor's grant of a security interest in the Pledged Stock to Pledgee. In addition to the rights and remedies provided herein, Pledgee is hereby granted all the rights and remedies of a secured party under Chapter 1309 of the Ohio Revised Code and all amendments thereto.

     SECTION 4 - DELIVERY OF STOCK CERTIFICATES. Pledgor hereby delivers to Pledgee all of the certificates representing the Pledged Stock, duly endorsed in blank for pledge. Pledgee shall retain, administer and distribute the Pledged Stock and all proceeds therefrom in accordance with this Agreement.

     SECTION 5 - REPRESENTATION AND WARRANTIES. Pledgor represents and warrants to Pledgee that: (a) Pledgor has the legal record and is the beneficial owner of, and has good and marketable title to, the Pledged Stock, subject to no pledge, lien, mortgage, hypothecation, security interest, charge, option or other encumbrance whatsoever, except for the lien and security interest created by this Agreement; (b) Pledgor has the full power, authority and legal right to pledge all of the Pledged Stock; (c) no consent of any other party (including, without limitation, creditors of Pledgor) and no consent, license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority are required to be obtained by Pledgor in connection with the execution, delivery or performance of this Agreement; and (d) the execution, delivery and performance of this Agreement will not violate any provision of any applicable law, regulation or any order, judgment, writ,

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award or decree of any court, arbitrator or governmental authority or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which Pledgor is a party or which purports to be binding upon Pledgor.

     SECTION 6 - NO DISPOSITION OR ENCUMBRANCE. Without the prior written consent of Pledgee, which shall not be unreasonably withheld, Pledgor shall not sell, assign, transfer, exchange or otherwise dispose of the Pledged Stock, nor will Pledgee create, incur or permit to exist any pledge, lien, mortgage, hypothecation, security interest, charge, option or other encumbrance with respect to any of the Pledged Stock. Notwithstanding the above, Pledgor may sell the Pledged Stock for a fair market value amount provided that the proceeds of such sale are applied against Pledgor's unpaid indebtedness secured by this Agreement.

     SECTION 7 - PLEDGOR'S RIGHTS. Unless an event of default under this Agreement shall have occurred and be continuing, Pledgor shall be entitled to receive all cash dividends paid in respect of the Pledged Stock, Pledgor shall be entitled to vote the Pledged Stock and to give consents, waivers and ratifications in respect of the Pledged Stock; provided, however, that no vote shall be cast or consent, waiver or ratification given or action taken which would impair the Pledged Stock or be inconsistent with or violate any provision of this Agreement, the Note or any other agreement or document evidencing the obligations of Pledgor.

     SECTION 8 - DEFEND TITLE. Pledgor covenants and agrees that Pledgor will defend Pledgee's right, title and security interest in and to the Pledged Stock against the claims and demands of all persons whomsoever.

     SECTION 9 - EVENTS OF DEFAULT. Each of the following shall constitute an Event of Default under this Agreement:

     (a) the failure of Pledgor to make payments when due, or within any applicable cure period, under the Note;

     (b) the failure of Pledgor to perform any covenant or obligation contained in this Agreement or the Note; or

     (c) any representation or warranty of Pledgor in this Agreement is determined to have been false or untrue in any material respect when made.

     SECTION 10 - SALE OF PLEDGED STOCK. Upon the occurrence of an Event of Default, Pledgor hereby grants to Pledgee the full right, power and authority to sell, assign and deliver all or any part of the Pledged Stock (and/or any additions thereto) at a private or public sale, at the option of Pledgee, in order to satisfy all or any part of the obligations of Pledgor secured by this Agreement, whether now existing or hereafter arising. No such sale, assignment or delivery shall be made until the expiration of five (5) days after written notice is given to Pledgor of the amount or amounts due or claimed to be due from Pledgor, with demand for payment, but without any requirement of public notice or advertising; provided, however, that Pledgee shall notify Pledgor in writing of the time, place and conditions of such sale, assignment or delivery. At any public sale, Pledgee shall be free to purchase all or any part of the Pledged Stock. From the proceeds arising from any private or public sale, Pledgee shall pay and discharge all of Pledgor's unpaid indebtedness secured by this Agreement, plus all reasonable costs, attorneys' fees and expenses actually and reasonably incurred by Pledgee in connection with such sale, assignment and delivery, and shall remit the surplus, if any, to Pledgor. Pledgor shall not be liable for any deficiency.

     SECTION 11 - TERMINATION OF AGREEMENT. Upon Pledgee's receipt of all of Pledgor's indebtedness secured by this Agreement, the pledge and security interest contained in this Agreement shall automatically and immediately

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terminate and Pledgee shall return to Pledgor all the Pledged Stock remaining with Pledgee as of such termination date.

     SECTION 12 - SEVERABILITY. All provisions of this Agreement are severable and no provision of this Agreement shall be affected by the invalidity of any such other provision.

     SECTION 13 - BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal representatives, successors and assigns and shall inure to the benefit of the holders from time to time of the obligations secured by this Agreement.

     SECTION 14 - GOVERNING LAW AND FORUM. This Agreement and all disputes hereunder shall be governed by and construed in accordance with the laws of the State of Ohio. The parties agree that any suit to enforce any provision of this Agreement or to obtain any remedy with respect to this Agreement shall be brought by a party in the United States District Court for the Northern District of Ohio or in the Common Pleas Court of Cuyahoga County, Ohio and for such purposes, the parties expressly and irrevocably consent to the exclusive jurisdiction and venue of such courts. The parties consent to personal jurisdiction within Cuyahoga County, Ohio in connection with any such proceeding.

     SECTION 15 - WAIVER. No action by Pledgor or Pledgee and no refusal or neglect of Pledgor or Pledgee to exercise any right under this Agreement or to enforce compliance with the terms of this Agreement shall constitute a waiver of any provision contained in this Agreement, unless such waiver is expressed in writing by the waiving party.

     SECTION 16 - NOTICES. Any notice required to be given under this Agreement shall be sufficient if made in writing and mailed by certified mail to Pledgor at his home address, or such other address as he may from time to time indicate to Pledgee, and to Pledgee at its principal office address, or such other address as it may from time to time indicate to Pledgor.

     SECTION 17 - ENTIRE AGREEMENT. This Agreement represents the entire Agreement among the parties regarding the subject matter hereof and supersedes all prior, written or oral agreements or understandings among the parties regarding this matter. This Agreement may be modified only by written instruments signed by each of the parties hereto.

     EXECUTED as of the date first written above.


                                   /s/ Robert Barone
                                   -------------------------------
                                        Robert Barone


                                   /s/ Diane Barone
                                   -------------------------------
                                        Diane Barone

                                            "Pledgor"


                                   Resource Management, Inc. d/b/a
                                   Maxus Investment Group

                              By:
                                   -------------------------------
                                   Richard Barone, President

                                             "Pledgee"